Exhibit (k)(1)
ADMINISTRATION AGREEMENT
between
NILSINE PARTNERS NP1X FUND
and
PROTEUS FINANCIAL SOLUTIONS, LLC
Dated as of January 2, 2026

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is entered into as of January 2, 2026 by and between Nilsine Partners NP1X Fund, a Delaware statutory trust (the “Fund”), and Proteus Financial Solutions, LLC, a Delaware limited liability company (the “Administrator”).
RECITALS
WHEREAS, the Fund is a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.     Duties of the Administrator.

(a)     Engagement of Administrator.  The Fund hereby engages the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel, and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement.  The Administrator hereby accepts such engagement and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below.  The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b)     Administration Services.  The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary or appropriate for the operation of the Fund.  Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services, and such other services, including accounting, legal, compliance, operations, technology, and investor relations assistance, as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.  The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, and such other persons in any such other capacity deemed to be necessary or desirable.  The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that, nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain, or sell or any other investment advisory services to the Fund.  The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare, print, and disseminate reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”).  In addition, the Administrator shall assist the Fund in determining and publishing (as necessary or appropriate) the Fund’s net asset value, overseeing the preparation and filing of the Fund’s tax returns, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.  The Administrator may delegate responsibilities under this Agreement to one or more sub-administrators.

(c)     Transfer Agency Services.  The Administrator also shall provide the following transfer agency and dividend disbursing agent services to the Fund: (i) receive and process all orders for the purchase, exchange, transfer, and/or redemption of the Fund shares in accordance with Rule 22c-1 under the Investment Company Act, other applicable regulations, and as specified in the Fund’s private placement memorandum (the “PPM”); (ii) process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or Fund’s custodian’s instructions, and record the appropriate number of shares being held in the appropriate shareholder account; (iii) process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund’s custodian; (iv) pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of redeeming shareholders; (v) process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the PPM; (vi) prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Fund with respect to each Fund, after deducting any amount required to be withheld by any applicable laws, rules, and regulations and in accordance with shareholder instructions; (vii) serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans; (viii) make changes to shareholder records, including, but not limited to, address, and plan changes (e.g., systematic investment and withdrawal and dividend reinvestment); (ix) handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the PPM; (x) record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued, and outstanding; (xi) prepare ad-hoc reports as necessary at prevailing rates; (xii) mail shareholder reports and PPMs to current shareholders; (xiii) prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders; (xiv) provide shareholder account information upon shareholder request, and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions, and other confirmable transactions as agreed upon with the Fund; (xv) mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations; (xvi) answer correspondence from shareholders, securities brokers, and others relating to the Administrator’s duties hereunder within required time periods established by applicable regulation; (xvii) calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by the Fund; (xviii) provide service and support to financial intermediaries including, but not limited to, trade placements, settlements, and corrections.

Section 2.     Records.  The Administrator agrees to maintain and keep all books, accounts, and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts, and records in accordance with the Investment Company Act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act, unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

Section 3.     Confidentiality.  The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation.

Section 4.     Compensation; Allocation of Costs and Expenses.  The Fund hereby agrees to compensate the Administrator for its services pursuant to this Agreement as may be agreed from time to time in a written Fee Schedule approved by the parties and attached hereto as Exhibit A.  All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.  In addition, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder, it being understood and agreed that, except as otherwise provided herein or in any other related agreement, written arrangement, or set of policies, the Administrator shall be solely responsible for the compensation of its employees and overhead expenses of the Administrator.  Notwithstanding any contrary provision herein, the amounts owed by the Fund to the Administrator hereunder shall be paid only out of the assets and property of the Fund.  The Fund shall bear all other costs and expenses of its operations, administration, and transactions, including (without limitation): the cost of its organization and any of its offerings, including public and private offerings; the cost of calculating its net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of the shares of beneficial interest of the Fund (“Shares”) and other securities; fees and expenses payable under any dealer manager agreements, if any, and any selling agent or selected dealer agreements, if any; interest, fees, debt service, and other costs of borrowings, guarantees, or other financing arrangements, including the arranging thereof and related legal expenses; all fees, costs, and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks, and other financing sources; costs of derivatives and hedging; expenses, including travel, entertainment, lodging, and meal expenses, incurred by the investment adviser to the Fund, or payable to third parties, in evaluating, developing, negotiating, structuring, and performing due diligence on prospective portfolio investments and portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights; escrow agent, transfer agent, and custodial fees and expenses; fees and expenses associated with marketing efforts; federal and state registration fees, and any fees payable to rating agencies; federal, state, and local taxes; independent trustees’ fees and expenses, including travel, entertainment, lodging, and meal expenses and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration fees, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements, or other notices to shareholders (including printing and mailing costs), the costs of any shareholder or trustee meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, trustees, and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, telephone, and staff; fees and expenses associated with independent audits, outside legal, and consulting costs; costs of winding up; costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Investment Company Act and Investment Advisers Act of 1940, as amended, and applicable federal, state, and non-U.S. securities laws.

Section 5.     Representations and Warranties

(a)     Of the Fund.  The Fund hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed, and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties; (iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and (iv) a registration statement under the Investment Company Act will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous offering of its shares.

(b)     Of the Administrator.  The Administrator hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by the Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties; and (iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order, or judgment binding on it and no provision of its charter, bylaws, or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Section 6.     Limitation of Liability of the Administrator; Indemnification.  The Administrator (and its members, managers, officers, employees, agents, controlling persons, and any other person or entity affiliated with the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an administrator of the Fund with respect to the receipt of compensation for services), and the Fund shall indemnify, defend, and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened, or completed action, suit, investigation, or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as an administrator of the Fund.  Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith, or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

Section 7.     Activities of the Administrator.  The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each of its affiliates is free to render services to others.  It is understood that trustees, officers, employees, and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, stockholders, or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners, and stockholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

Section 8.     Duration and Termination of Agreement.

(a)     This Agreement shall continue in effect for two years from the effective date hereof, and thereafter shall continue automatically for successive annual periods; provided that, such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)     This Agreement may be terminated at any time, without the payment of any penalty, (i) on 60 days’ prior written notice provided by either the Administrator or the Fund to the other; or (ii) by the vote of a majority of the outstanding voting securities of the Fund.

(c)      This Agreement may not be assigned by a party without the consent of the other party; provided that, the rights and obligations of the Fund under this Agreement shall not be deemed to be assigned to a newly formed entity in the event of the merger of the Fund into, or conveyance of all of the assets of the Fund to, such newly formed entity; provided, further, that, the sole purpose of that merger or conveyance is to effect a mere change in the Fund’s legal form into another limited liability entity.  Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in full force and effect and apply to the Administrator and its representatives as and to the extent applicable.

Section 9.     Amendments to this Agreement.  This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

Section 10.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and in accordance with the applicable provisions of the Investment Company Act.  In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

Section 11.     Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.

Section 12.     Notices.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or alternatively shall be given by email to the Secretary or Chief Compliance Officer of the respective party.

Section 13.     No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

Section 14.     Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 15.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the day and year first above written.

Nilsine Partners NP1X Fund
By:	/s/ Jason C. Brown
Name: Jason C. Brown
Title: President and Chief Executive Officer

Proteus Financial Solutions, LLC
By:	/s/ R. Scott Bills
Name: R. Scott Bills
Title: Chief Executive Officer

EXHIBIT A

FEE SCHEDULE

Pursuant to Section 4 of the Administration Agreement (the “Agreement”) between and among Nilsine Partners NP1X Fund (the “Fund”) and Proteus Financial Solutions, LLC (the “Administrator”), the Fund hereby agrees to compensate the Administrator for its services pursuant to this agreement as follows:
1.
For services rendered under this Agreement, the Fund agrees to pay, and the Administrator agrees to accept, a fee (the “Administration Fee”) equal to an annual rate of 1.0% of the value of the Fund’s average Managed Assets (calculated pursuant to the succeeding sentence), payable monthly in arrears.  For purposes of calculating the Administration Fee, the value of the Managed Assets for a month shall be the average of the values of the Fund’s Managed Assets as determined on the Weekly Determination Date (defined below) of each week which ends during the month.  The Administration Fee is paid to the Administrator before giving effect to any repurchases of Shares effective as of that date.  In the case of a partial month, the Administration Fee will be appropriately prorated based on the number of days during the month in which the Administrator provided services to the Fund.  For purposes of this Agreement, the term “Managed Assets” means the total assets of the Fund (including any assets attributable to borrowings for investment purposes), minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes) as of each day.  For purposes of this Agreement, the “Weekly Determination Date” means Thursday of each calendar week (or, if any Thursday is not a business day, the Friday thereafter).

2.
The Administrator may from time to time agree not to impose all or a portion of the Administration Fee otherwise payable under the Agreement and/or undertake to pay or reimburse the Fund for all or a portion of the Fund’s expenses not otherwise required to be paid by or reimbursed by the Administrator.  Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Administrator at any time.